FOR IMMEDIATE RELEASE


                          BERKSHIRE HILLS BANCORP, INC.
                               COMMON STOCK TO BE
                      LISTED ON THE NASDAQ NATIONAL MARKET


PITTSFIELD, MA, October 19, 2005 - Berkshire Hills Bancorp, Inc. (the "Company") (AMEX:BHL), the holding company for Berkshire Bank (the "Bank"), today announced that the Company's common stock has been approved for listing on the NASDAQ National Market and is expected to begin trading on Tuesday, October 25, 2005 under the ticker symbol "BHLB." The Company's common stock will continue to trade on the American Stock Exchange under the ticker symbol "BHL" until the close of business on Monday, October 24, 2005.

Berkshire Hills Bancorp, Inc. is the holding company for Berkshire Bank. Established in 1846, Berkshire Bank is one of Massachusetts' oldest and largest independent banks and is the largest banking institution based in Western Massachusetts. The Bank is headquartered in Pittsfield, Massachusetts with branch offices serving communities throughout Western Massachusetts and Northeastern New York and a representative office in New York. The Bank is committed to continuing to operate as an independent super community bank, delivering exceptional customer service and a broad array of competitively priced retail and commercial products to its customers.

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Media contact:

Michael P. Daly
President and Chief Executive Officer
Berkshire Hills Bancorp, Inc.
(413) 236-3194